EXHIBIT 99.1
Lions Gate Announces Pricing of 10.25% Senior Secured Second-Priority Notes due 2016
SANTA MONICA, CA, and VANCOUVER, BC, October 16, 2009 — Lions Gate Entertainment Corp. (“Lionsgate,” “the Company”) (NYSE: LGF) announced today that its wholly owned subsidiary Lions Gate Entertainment Inc. (“LGEI”) entered into an agreement to sell, subject to certain conditions, $236.0 million aggregate principal amount of senior secured second-priority notes due 2016 (the “Notes”) in a private offering to be conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). LGEI expects to close the offering on Wednesday, October 21, 2009, subject to the satisfaction of customary market and other closing conditions.
The Notes will pay interest semi-annually on May 1st and November 1st of each year at a rate of 10.25% per year and will mature on November 1, 2016.
The Notes will be guaranteed on a senior secured basis by the Company and by all of LGEI’s restricted subsidiaries that guarantee any of LGEI’s indebtedness or indebtedness of any guarantor, including LGEI’s revolving senior secured credit facility. In addition, each of the Company’s first-tier subsidiaries that guarantees any indebtedness or guarantees of indebtedness of LGEI or any other guarantor, including LGEI’s senior secured credit facility, will also guarantee the Company’s guarantee of the notes.
The Notes will be issued by LGEI at an initial price of 95.222% of the principal amount and, after deducting discounts and estimated fees and expenses, the net proceeds from the sale of the Notes of approximately $215.1 million will be used by LGEI to repay a portion of its outstanding debt under its revolving senior secured credit facility. However, LGEI intends to borrow amounts from time to time under its revolving senior secured credit facility for general corporate purposes.
Neither this press release nor the Report on Form 8-K filed today constitutes an offer to sell or the solicitation of an offer to buy the Notes, nor shall they constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements related to the proposed closing date of the offering of the Notes, the anticipated use of proceeds therefrom and the anticipated use of LGEI’s revolving senior secured credit facility. These forward-looking statements reflect the Company’s current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Except for the Company’s ongoing obligation to disclose material information as required by federal securities laws, it undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.
For further information, contact:
Peter D. Wilkes
310-255-3726
pwilkes@lionsgate.com